Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wipro Limited
We consent to the incorporation by reference in the registration statement (No. 333-111164 and 333-123043) on Form S-8 of Wipro Limited of our reports dated May 15, 2009, with respect to the consolidated balance sheets of Wipro Limited and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2009, and the effectiveness of internal control over financial reporting as of March 31, 2009, which reports appear in the March 31, 2009 annual report on Form 20-F of Wipro Limited and subsidiaries.
KPMG
Bangalore, India
May 18, 2009

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